Exhibit 99.2



McLeodUSA


McLeodUSA Announces Sale of ICTC and Related Businesses for $271 Million

$225 Million of Proceeds Will Reduce Bank Term Loans

CEDAR RAPIDS, Iowa - July 17, 2002 - McLeodUSA Incorporated (Nasdaq: MCLD), one of the nation's largest independent competitive local exchange carriers, today announced that it has entered into a definitive agreement to sell Illinois Consolidated Telecommunications Company ("ICTC"), its central Illinois-based independent local exchange carrier ("ILEC"), as well as certain related telecommunications businesses, to Homebase Acquisition Corp. for $271 million.

As part of its comprehensive Recapitalization, which was completed on April 16, 2002, McLeodUSA agreed to sell ICTC with the first $225 million of net proceeds designated to reduce the Term A and Term B loans under its May 2000 Credit Agreement as amended. Upon the completion of the sale of ICTC, McLeodUSA's bank and other debt will be reduced from $960 million to $715 million, including the elimination of $20 million of mortgage bonds issued by ICTC. The balance of the proceeds will be retained by the Company.

The transaction is subject to Hart-Scott-Rodino, Illinois Commerce Commission and FCC approval and certain other customary closing conditions, including completion of senior debt financing by Homebase. The parties anticipate the closing to occur by the end of 2002.

Based in Mattoon, Illinois, ICTC is the fifth-largest ILEC in the state, with more than 90,000 access lines and 4,000 DSL subscribers in central Illinois markets including Charleston, Mattoon and Effingham. The related telecommunications businesses that McLeodUSA is selling as part of the transaction are all located in central Illinois and include Operator Services, Public Services, Consolidated Market Response and Mobile Services. As part of the transaction McLeodUSA and Homebase have entered into operating agreements which establish ongoing strategic relationships covering long distance services, operator services, and telemarketing and fulfillment services. McLeodUSA and Homebase do not anticipate any overall changes in the current workforce or any impact on ICTC's service to its customers.

Homebase Acquisition Corp. is a newly formed company financed by Spectrum Equity Investors, Providence Equity and Richard A. Lumpkin, Chairman, President and CEO of ICTC. Mr. Lumpkin was the principal owner of ICTC prior to its sale to McLeodUSA in 1997. J. P. Morgan Securities Inc. and Salomon Smith Barney Inc. advised McLeodUSA on the transaction.

About McLeodUSA
McLeodUSA provides integrated communications services, including local services, in 25 Midwest, Southwest, Northwest and Rocky Mountain states. The Company is a facilities based telecommunications provider with, as of June 30, 2002, 43 ATM switches, 55 voice switches, 507 collocations, 525 DSLAMs and 4,740 employees. Visit the Company's web site at www.mcleodusa.com.

Some of the statements in this press release include statements about our future expectations. Statements that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Exchange Act and Section 27A of the Securities Act. Such statements include projections of financial and operational results and goals, including revenue, EBITDA, profitability, savings and cash. These forward-looking statements are subject to known as well as unknown risks and uncertainties that may cause actual results to differ materially from our expectations. Our expectations are based on various factors and assumptions and reflect only our predictions. Factors that could cause actual results to differ materially from the forward-looking statement include technological, regulatory, public policy or other developments in our industry, availability and adequacy of capital resources, current and future economic conditions, the existence of strategic alliances, our ability to generate cash, our ability to implement process and network improvements, our ability to attract and retain customers, our ability to migrate traffic to appropriate platforms and changes in the competitive climate in which we operate. These and other risks are described in more detail in our most recent Annual Report on the form 10K and form 10K/A both filed with the SEC. The Comp any undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contact:
George Sard/Anna Cordasco
Citigate Sard Verbinnen
212/687-8080

Bruce Tiemann
319/790-7800